Exhibit 99.1

Thomas Melito
NEWS RELEASE	Vice President - Treasurer
FOR IMMEDIATE RELEASE	(972) 409-1527

Michaels Stores, Inc. Reports Record Sales and Operating Income for the Second Quarter

IRVING, Texas — August 26, 2010 — Michaels Stores, Inc. today reported unaudited financial results for the second quarter of fiscal 2010 ended July 31, 2010. Total sales for the quarter were $831 million, a 3.0% increase from fiscal 2009 second quarter sales of $807 million. Same-store sales for the comparable 13-week period increased 2.3%.

John Menzer, Chief Executive Officer, said, “While we had moderate comparable store sales growth this quarter, we were pleased with our 210 basis point improvement in gross margin which helped drive a 48% increase in operating income. Continued increases in direct import and focus on pricing and promotional strategies helped drive improved operating performance for the quarter.”

Operating Results

Same-store sales for the quarter increased 2.3% due to a 1.4% increase in transactions, a 0.8% increase in average ticket, and a positive impact of 0.1% from deferred custom framing revenue. Canadian currency translation positively affected same-store sales for the second quarter by approximately 70 basis points.

Year–to–date net sales increased 4.4% to $1.732 billion from $1.659 billion for the same period last year. Same-store sales increased 3.6% over the same period a year ago on a 2.2% increase in average ticket, a 1.3% increase in transactions, and a positive 0.1% impact from deferred custom framing revenue. Canadian currency translation positively affected same-store sales for the first six months of fiscal 2010 by approximately 110 basis points.

The Company’s second quarter gross margin increased 210 basis points to 37.5% driven by a merchandise margin improvement of 160 basis points and a 50 basis point reduction in occupancy costs. The improvement in merchandise margin is attributable to higher initial mark up, lower clearance markdowns and pricing initiatives. The reduction in occupancy costs is due to lower amortization expense and increased leverage on higher same-store sales. Year-to-date gross margin increased 220 basis points to 38.4% driven by an increase of 150 basis points in merchandise margin and increased leverage of 70 basis points in occupancy costs. The improvement in year-to-date merchandise margin is primarily attributable to higher initial mark up, lower clearance markdowns and pricing initiatives.

Selling, general and administrative expense in the second quarter increased $1 million to $233 million, or as a percent of sales, decreased to 28.0% compared to 28.7% in the second quarter of fiscal 2009. The 70 basis point decrease is primarily due to increased payroll leverage on higher same-store sales as well as lower group insurance expense. Year-to-date selling, general and administrative expense was flat to 2009 at $478 million. As a percent of sales, expenses declined 120 basis points, to 27.6% from 28.8% last year due to improved leverage on payroll and advertising expenses, lower group insurance costs, and a reduction in depreciation expense.

Operating income for the second quarter of fiscal 2010 increased $24 million to $74 million, or 8.9% percent of sales, compared to 6.2% for the second quarter of fiscal 2009. Year-to-date operating income was $179 million, or 10.3% of sales, versus $114 million, or 6.9% of sales, for the first half of fiscal 2009.

Interest expense increased $8 million for the second quarter to $70 million. Interest expense for the first half of fiscal 2010 increased $13 million to $138 million. The higher interest expense is primarily due to increased interest rates associated with our amended credit facilities. Other expense for the quarter reflects a $3 million loss from the change in the fair value of the interest rate cap and a $1 million loss from the change in foreign currency translation.  During the second quarter of 2009, other income included a gain of $11 million from the change in the fair value of the interest rate cap, and a $4 million gain from foreign currency translation.  Other expense for the year-to-date period reflects a $13 million loss from the change in the fair value of the interest rate cap partially offset by a $2 million gain from the change in foreign currency translation.  In 2009, other income included a $15 million gain from the change in the fair value of the interest rate cap, and a $5 million gain from foreign currency translation.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

For the quarter the Company reported a net loss of $1 million compared to net income of $2 million for the quarter ended August 1, 2009. For the first half of fiscal 2010, the Company reported net income of $12 million compared to $6 million for first half of fiscal 2009.

Adjusted EBITDA for the second quarter of fiscal 2010 increased 24.7% or approximately $21 million to $106 million, from $85 million for the same period last year. Year-to-date Adjusted EBITDA was $244 million, or 14.1% of sales, versus $192 million, or 11.6% of sales, in the first half of fiscal 2009. The Company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA presented herein are included at the end of this press release.

Balance Sheet and Cash Flow

As of July 31, 2010, the Company’s cash balance was $69 million. Second quarter debt levels declined $256 million to $3.708 billion compared to $3.964 billion as of the end of second quarter of fiscal 2009.  As of August 25, 2010, availability under the revolving credit facility was approximately $629 million.

Average inventory per Michaels store at the end of the second quarter of fiscal 2010, inclusive of distribution centers, was down 7.4% to $823,000 compared to $889,000 at the end of the second quarter of fiscal 2009. The decrease in average inventory per store is primarily due to a planned reduction of store inventory levels.

Capital spending for the six months ended July 31, 2010, totaled $33 million, with $21 million attributable to real estate activities, including new, relocated, and existing stores, and $12 million for information systems and corporate investments.

During the first half of fiscal 2010, the Company opened ten new stores and relocated seven Michaels stores and closed seven Aaron Brothers stores.

The Company will host a conference call at 4:00 p.m. Central time today, including Chief Executive Officer, John Menzer and Vice President — Finance and Interim Controller, Rick Jablonski. Those who wish to participate in the call may do so by dialing 973-935-8513, conference ID# 50926591. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 800-642-1687, PIN #50926591.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of August 25, 2010, the Company owns and operates 1,035 Michaels stores in 49 states and Canada, and 144 Aaron Brothers stores.

This news release may contain forward-looking statements that reflect our plans, estimates and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that the Company or its management “anticipates,” “plans,” “estimates,” “expects,” “believes” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010 and in our Quarterly Reports on Form 10-Q for the quarter ended May 1, 2010. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income and forecasts of other financial performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to: the impact on our results of operations, cash flows and financial condition if worldwide economic conditions deteriorate further or if recovery from the downturn remains slow or prolonged;  risks related to our substantial indebtedness; our debt agreements contain restrictions that limit our flexibility in operating our business; our growth depends on our ability to open new stores;

our success will depend on how well we manage our business; changes in customer demand could materially adversely affect our sales, operating results and cash flow;  unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, operating results and cash flow; changes in newspaper subscription rates may result in reduced exposure to our circular advertisements; improvements to our supply chain may not be fully successful; our suppliers may fail us;  our reliance on foreign suppliers increases our risk of obtaining adequate, timely, and cost-effective product supplies; risks associated with the vendors from whom our products are sourced could materially adversely affect our revenue and gross profit; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws, may adversely impact our operations, merchandise offering, reputation and financial position; significant increases in inflation or commodity prices such as petroleum, natural gas, electricity, steel and paper may adversely affect our costs, including cost of merchandise; we have co-sourced certain of our information technology, accounts payable, payroll, accounting and human resources functions and may co-source other administrative functions, which will make us more dependent upon third parties; our information systems may prove inadequate; we may fail to optimize or adequately maintain our perpetual inventory and automated replenishment systems; unauthorized access to our electronic and other confidential information could materially adversely affect our financial condition and operating results; changes in regulations may adversely impact our business; a weak fourth quarter would materially adversely affect our operating results; competition could negatively impact our operations; the interests of our controlling stockholders may conflict with the interests of our creditors; and other factors as set forth in our prior filings with the Securities and Exchange Commission, including those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, goodwill impairment, depreciation and amortization. Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to, or subtracted from, EBITDA (collectively, the “Adjustments”) in accordance with the Company’s $2.4 billion Senior secured term loan and $1.2 billion Asset-based revolving credit facilities. The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other metrics, to evaluate operating performance, to plan and forecast future periods’ operating performance and as an element of its incentive compensation targets for certain management personnel. Adjusted EBITDA is a required calculation under the Company’s Senior secured term loan and its Asset-based revolving credit facility. As it relates to the Senior secured term loan, Adjusted EBITDA is used in the calculations of fixed charge coverage and leverage ratios, which, under certain circumstances may result in limitations on the Company’s ability to make restricted payments as well as the determination of mandatory repayments of the loans. Under the Asset-based revolving facility, Adjusted EBITDA is used in the calculation of fixed charge coverage ratios, which, under certain circumstances, may restrict the Company’s ability to make certain payments (characterized as restricted payments), investments (including acquisitions) and debt repayments.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies. As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

Michaels Stores, Inc.

Consolidated Statements of Operations

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended		Six Months Ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009
Net sales	$831	$807	$1,732	$1,659
Cost of sales and occupancy expense	520	521	1,067	1,058
Gross profit	311	286	665	601
Selling, general, and administrative expense	233	232	478	478
Related party expenses	4	3	7	7
Store pre-opening costs	—	1	1	2
Operating income	74	50	179	114
Interest expense	70	62	138	125
Other (income) and expense, net	4	(14)	11	(20)
Income before income taxes	—	2	30	9
Provision for income taxes	1	—	18	3
Net (loss) income	$(1)	$2	$12	$6

Michaels Stores, Inc.

Consolidated Balance Sheets

(In millions, except share and per share amounts)

(Unaudited)

Subject to reclassification

	July 31,	January 30,	August 1,
	2010	2010	2009
ASSETS
Current assets:
Cash and equivalents	$69	$217	$36
Merchandise inventories	888	873	950
Prepaid expenses and other	70	72	75
Deferred income taxes	42	45	41
Income tax receivable	31	—	16
Total current assets	1,100	1,207	1,118
Property and equipment, at cost	1,276	1,257	1,228
Less accumulated depreciation	(981)	(940)	(883)
Property and equipment, net	295	317	345
Goodwill	94	94	94
Debt issuance costs, net of accumulated amortization of $65, $56, and $47, respectively	80	70	78
Deferred income taxes	8	1	14
Other assets	7	21	26
Total non-current assets	189	186	212
Total assets	$1,584	$1,710	$1,675

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$222	$231	$216
Accrued liabilities and other	321	355	288
Current portion of long-term debt	1	119	198
Income taxes payable	1	11	—
Current liabilities - discontinued operations	—	1	1
Total current liabilities	545	717	703
Long-term debt	3,707	3,684	3,766
Deferred income taxes	2	—	—
Other long-term liabilities	84	80	79
Long-term liabilities - discontinued operations	—	—	1
Total long-term liabilities	3,793	3,764	3,846
Total liabilities	4,338	4,481	4,549
Commitments and contingencies
Stockholders’ deficit:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,389,571 shares issued and outstanding at July 31, 2010; 118,387,229 shares issued and outstanding at January 30, 2010; 118,387,229 shares issued and outstanding at August 1, 2009	12	12	12
Additional paid-in capital	39	35	32
Accumulated deficit	(2,812)	(2,824)	(2,925)
Accumulated other comprehensive income	7	6	7
Total stockholders’ deficit	(2,754)	(2,771)	(2,874)
Total liabilities and stockholders’ deficit	$1,584	$1,710	$1,675

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

Subject to reclassification

	Six Months Ended
	July 31,	August 1,
	2010	2009
Operating activities:
Net income	$12	$6
Adjustments:
Depreciation and amortization	52	58
Share-based compensation	4	4
Deferred financing costs amortization	9	8
Accretion of subordinated discount notes	24	22
Change in fair value of interest rate cap	13	(15)
Changes in assets and liabilities:
Merchandise inventories	(15)	(43)
Prepaid expenses and other	2	(5)
Deferred income taxes and other	(1)	(8)
Accounts payable	(9)	7
Accrued interest	(2)	1
Accrued liabilities and other	(29)	7
Income taxes receivable	(41)	(17)
Other long-term liabilities	4	5
Net cash provided by operating activities	23	30

Investing activities:
Additions to property and equipment	(33)	(17)
Net cash used in investing activities	(33)	(17)

Financing activities:
Borrowings on asset-based revolving credit facility	13	441
Payments on asset-based revolving credit facility	(13)	(415)
Repayments on senior secured term loan facility	(118)	(12)
Payment of debt issuance costs	(19)	—
Change in cash overdraft	—	(23)
Other	(1)	(1)
Net cash used in financing activities	(138)	(10)

(Decrease) increase in cash and equivalents	(148)	3
Cash and equivalents at beginning of period	217	33
Cash and equivalents at end of period	$69	$36

Supplemental Cash Flow Information:
Cash paid for interest	$105	$93
Cash paid for income taxes	$58	$19

Michaels Stores, Inc.

Reconciliation of Adjusted EBITDA

(in millions)

	Quarter	Quarter	Six Months	Six Months
	ended	ended	ended	ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

Net cash (used in) provided by operating activities	$(4)	$28	$23	$30
Depreciation and amortization	(26)	(28)	(52)	(58)
Share-based compensation	(2)	(2)	(4)	(4)
Deferred financing cost amortization	(4)	(4)	(9)	(8)
Accretion of subordinated discount notes	(12)	(11)	(24)	(22)
Change in fair value of interest rate cap	(3)	11	(13)	15
Changes in assets and liabilities	50	8	91	53
Net income	(1)	2	12	6
Interest expense	70	62	138	125
Income tax provision	1	—	18	3
Depreciation and amortization	26	28	52	58
EBITDA	96	92	220	192
Adjustments:
Share-based compensation	2	2	4	4
Sponsor Fees	4	3	7	7
Termination expense	—	—	—	3
Pre-opening costs	—	—	1	1
Foreign currency translation gains	1	(4)	(2)	(5)
Store closing costs	—	2	1	3
Loss (gain) on interest rate cap	3	(11)	13	(15)
Other (1)	—	1	—	2
Adjusted EBITDA	$106	$85	$244	$192

(1) Other adjustments relate to items such as the moving & relocation expenses, franchise taxes and foreign currency hedge.

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of operations: (Schedule may not foot due to rounding)

	Quarter Ended		Six Months Ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	62.5	64.6	61.6	63.8
Gross profit	37.5	35.4	38.4	36.2
Selling, general, and administrative expense	28.0	28.7	27.6	28.8
Related party expenses	0.5	0.4	0.4	0.4
Store pre-opening costs	0.1	0.1	0.1	0.1
Operating income	8.9	6.2	10.3	6.9
Interest expense	8.4	7.8	8.0	7.5
Other (income) and expense, net	0.5	(1.8)	0.6	(1.2)
Income before income taxes	—	0.2	1.7	0.6
Income tax provision	0.1	—	1.0	0.2
Net (loss) income	(0.1)%	0.2%	0.7%	0.4%

The following table sets forth certain of our unaudited operating data:

	Quarter Ended		Six Months Ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009
Michaels stores:
Retail stores open at beginning of period	1,028	1,020	1,023	1,009
Retail stores opened during the period	5	3	10	14
Retail stores opened (relocations) during the period	—	—	7	4
Retail stores closed during the period	—	—	—	—
Retail stores closed (relocations) during the period	—	—	(7)	(4)
Retail stores open at end of period	1,033	1,023	1,033	1,023

Aaron Brothers stores:
Retail stores open at beginning of period	146	156	152	161
Retail stores opened during the period	—	—	—	—
Retail stores opened (relocations) during the period	—	—	—	—
Retail stores closed during the period	(1)	(1)	(7)	(6)
Retail stores closed (relocations) during the period	—	—	—	—
Retail stores open at end of period	145	155	145	155

Total store count at end of period	1,178	1,178	1,178	1,178

Other operating data:
Average inventory per Michaels store (in thousands) (1)	$823	$889	$823	$889
Comparable store sales (2)	2.3%	(0.8)%	3.6%	(1.4)%

Michaels Stores, Inc.

Footnotes to Financial and Operating Data Tables

(Unaudited)

(1)                                  Average inventory per Michaels store calculation excludes Aaron Brothers.

(2)                                  Comparable store sales increase (decrease) represents the increase (decrease) in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions. A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed. If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention. A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.